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                                                                       EXHIBIT 1

                           ASSET PURCHASE AGREEMENT

     This Agreement is made as of the 4th day of September, 1996 (the "Agreement") by and between Cabot Laboratories, Inc., a New York corporation having its principal place of business at 16160 Caputo Drive, Morgan Hill, California 95037 hereinafter referred to as ("Cabot") and American International Industries, a California general partnership having its principal place of business at 2220 Gasper Avenue, Los Angeles, California 90040, hereinafter referred to as ("American").

                                   WITNESSETH

     WHEREAS, based upon the representations and warranties herein made by Cabot and subject to the terms, conditions and undertakings of Cabot contained in this Agreement, American desires to purchase from Cabot certain of the assets of its Clear Perfection corrective cosmetics business (the "Business"); and

     WHEREAS, based upon the representations and warranties herein made by American and subject to the terms, conditions and undertakings of American contained in this Agreement, Cabot desires to sell to American certain of the assets relating to the Business;

     NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

                    ARTICLE I.  PURCHASE AND SALE OF ASSETS
                                ---------------------------

     1.1  Purchase and Sale of Assets.  At the Closing (as hereinafter defined),
          ---------------------------
Cabot shall sell, assign and transfer, free and clear of all liens, mortgages, security interests, charges and encumbrances not disclosed and accepted by American herein or in any Schedule hereto, to American and American shall purchase, all of Cabot's right, title and interest in the following assets only (collectively, the "Assets"):

     (a) Cabot's Clear Perfection product line, as more fully described in
Schedule 1.1(a) attached hereto (the "Products");

     (b) "Inventories" means all goods, wares and merchandise manufactured and/or acquired by Cabot in the ordinary course of business for the purpose of resale to customers of the Business including, without limiting the generality of the foregoing, work in progress and all other materials and supplies on hand to be used or consumed in the production of goods, wares, merchandise, all inventories of the Products, labels, supplies, raw materials, finished goods, molds and dies;

     (c) All films, plates, artwork, and matters used to produce packaging supplies for and advertising materials relating to the Products, and all advertising and promotional literature relating to the Products;
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     (d) All intangible personal property relating to the Products, including
(i) the name "Clear Perfection" and the goodwill of the Business conducted herewith or symbolized thereby, (ii) all trademarks (including the right to sue for past infringement and collect damages for past infringement), trade names, copyrights, processes, formulas, scientific and/or technical information, trade secrets, licenses, franchises, molds, dies, customer lists, vendor lists, plans, reports, samples, prototypes, know-how, all items in application, development or other pending status and all similar items in written and, where applicable, electronic form, with such electronic form compatible with American's computer system and (iii) rights pursuant to sales contracts, purchase orders and all other contracts;

     (e) The goodwill of the Business, together with the exclusive right to American to represent itself as carrying on the Business in continuation of and in succession to Cabot and the right to use any words indicating that the Business is so carried on, and the rights to take assignment of all telephone numbers used exclusively with respect to the Business;

     (f) A nonexclusive, fully paid, nontransferable license to use the name Cabot in connection with the Products for one year following the Closing; and

     (g) All prepaid expenses, deposits and advances relating to the Business.

Unless enumerated in Section 1.1 (a)-(g), all right, title and interest to any other property, assets and rights, real or personal, tangible or intangible, including without limitation the accounts receivable of the Business as of the Closing, owned by Cabot or which are used in connection with the Business shall remain with Cabot.

     1.2 Assumed Liabilities. American shall assume no obligations or liabilities of Cabot relating to the Business, except those contracts, including open purchase orders with vendors and suppliers and co-op agreements covering the period commencing October 1, 1996, set forth on Schedule 3.7. Cabot shall discharge all accounts payable of the Business set forth on Schedule 3.16 within seven days of the Closing from the Purchase Price (as defined below) and Cabot shall furnish American with evidence of such discharge.

     1.3 Instruments of Transfer. At the Closing, Cabot shall deliver to American such bills of sale, assignments and other good and sufficient instruments of conveyance and transfer, in form and substance satisfactory to American and its counsel, as shall be effective to convey and transfer to, and vest in, American title to the Assets. Simultaneously with such delivery, the Company shall take such action as may be necessary to place American in possession and control of the Assets. From and after the Closing, at American's request and without further consideration, Cabot shall execute and deliver such other instruments and take such other action as American may reasonably require more effectively to convey and transfer to and vest in American title to the Assets, and to place American in possession and control thereof.

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     1.4  Purchase Price.  The purchase price for the Assets shall be Two
Million Five Hundred Thousand Dollars ($2,500,000) (the "Purchase Price") of which Two Million Dollars ($2,000,000.00) shall be payable at the Closing by wire transfer to a depository bank designated by Cabot and of which Three Hundred Thousand Dollars ($300,000.00) shall be payable on the sooner of the fourteenth day following the Closing or such date as American takes physical possession of the finished goods portion of the Inventory as contemplated by
Section 1.6. pursuant to the terms of the Escrow Agreement in the form attached hereto as Exhibit A (the "Escrow Agreement") and of which Two Hundred Thousand
          ---------
Dollars ($200,000.00) (the "Returns Fund") shall be released as contemplated by
Section 8.3 pursuant to the terms of the Escrow Agreement. At the Closing, American shall wire transfer Five Hundred Thousand Dollars ($500,000.00) into the client trust account of General Counsel Associates, LLP, to be held pursuant to the Escrow Agreement.

     1.5 Allocation of Purchase Price. The Purchase Price shall be allocated by the parties in accordance with Schedule 1.5 hereto.

     1.6 Transitional Matters. Following the Closing, Cabot will promptly transmit any orders received for the Products to American by fax or courier for next day delivery. For a period of up to 15 days after the Closing, Cabot will maintain possession of the Inventory in its warehouse in Morgan Hill, California and, at the request of American, will fulfill orders for the Products. During such period of up to 15 days, American will bear the cost of freight and insurance on such orders and reimburse Cabot for its reasonable labor costs related thereto. Within 15 days of the Closing, American shall make arrangements to take possession of the finished goods portion of the Inventory at Cabot's warehouse and American shall bear all shipping and related costs in connection with transfering such Inventory to its facilities. In the event that American identifies in writing Inventory of which it does not want to take possession, Cabot shall bear the cost of disposal of such Inventory. Following the Closing, in the event that Cabot receives a payment from a customer of the Business for Products sold by American after the Closing or American receives payment from a customer of the Business on the account of an account receivable, Cabot and American will cooperate to direct such payments to the proper party. Following the Closing, Cabot and American will cooperate to allocate to the proper party responsibility for obligations arising under co-op agreements for the periods beginning and ending October 1, 1996. Promptly following the Closing, Cabot shall inform vendors or suppliers in possession of any molds and dies for the Products that ownership of such molds and dies has passed to American. Cabot will designate a representative to assist with the orderly transfer of the Assets and the Business to American. Following the Closing, Cabot will not place any orders with vendors or suppliers without the consent of American.

                           ARTICLE II.  THE CLOSING

     The closing of the purchase and sale of the Assets (the "Closing") shall take place at 10:00 a.m. simultaneously at the respective offices of the parties on the 4th day of September, 1996 or at such other time and place as the parties hereto may mutually agree

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upon and shall be designated as (the "Closing Date").  At the closing or as soon as possible thereafter Cabot shall deliver to American all the Assets.

             ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF CABOT

     3.1  Organization and Corporate Authority of Cabot.   Cabot is a
corporation duly organized, validly existing and in good standing under the laws and State of New York with full power and authority to carry on its business as now conducted, and to consummate the transactions contemplated by this Agreement.

     3.2  No Violation.  Neither the execution and delivery by Cabot of this
          ------------
Agreement or other agreements and instruments required by the provisions of this Agreement, nor consummation of the transactions herein contemplated, nor compliance with terms, conditions and provisions hereof or thereof will conflict with or violate any provision of law or the Articles of incorporation or By-Laws of Cabot or result in violation of or default in any provision of any regulation, order, writ, injunction or decree of any court or governmental agency or authority or of any agreement or instrument to which Cabot is a party, or by which Cabot is bound or to which Cabot or any of the Assets, is subject, or constitute a default thereunder or result in the imposition or any lien, charge, encumbrance or security interest of any nature whatsoever upon any of the Assets pursuant to the terms of any such agreement or instrument.

     3.3 Authorization. Cabot has full right, power and authority to execute, deliver and perform this Agreement and all other documents contemplated hereby, and to sell, the Assets being sold by Cabot hereunder. This Agreement, and all other agreements contemplated hereby which are to be executed by Cabot when executed and delivered by Cabot, will constitute the valid and legally binding obligations of Cabot enforceable in accordance with their terms, except as the enforceability of the Agreement or such other agreement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or affecting generally the enforcement of creditor's rights and except as the remedy of specific performance may be unavailable in certain cases. Cabot represents that the sale of the Assets has been approved by its shareholders and is being made with full knowledge of its shareholders.

     3.4 Financial Statements; Liabilities. Attached hereto as Schedule 3.4 are unaudited pro forma gross sales statements for the period from January 1, 1996 through July 31, 1996 with respect to Cabot's sales of the Products, which are accurate in all material respects. Except as disclosed on Schedule 3.4, Cabot has no liability with respect to the Products, of any nature, whether accrued, absolute, contingent or otherwise, which will become liabilities of American upon the consummation of the transactions contemplated herein.

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     3.5  Inventories.  All the Inventory is set forth on Schedule 3.5.  The portion of the Inventory that is finished goods is of good condition as of the Closing. The portion of the Inventory that is components is of usable condition as of the Closing.

     3.6 Trademarks, etc. Schedule 3.6 hereto lists all trademarks, service marks, trade names, licenses to use any of the foregoing, and copyrights, licenses to use inventions, processes, know-how and trade secrets presently owned or held by Cabot for use with respect to the Products or in any way relating to the Products. Cabot has good right to use the names Clear Perfection and Cabot in every state and foreign country in which it does business without infringing on the rights of any other person. To its knowledge, after due inquiry, Cabot has not infringed on or violated in any material any patent, trademark, trade name or copyright of others with respect to the Products, and, has not except as disclosed on Schedule 3.6 received any notice, claim or protest respecting any such violation or infringement with respect to the Products. Cabot has not given any indemnification to any person in connection with any patent, trademark, trade name or copyright infringement with respect to the Products.

     3.7 Contracts. All contracts and agreements, whether written or oral, including open purchase orders with vendors and suppliers and co-op agreements, which will become obligations of American are listed on Schedule 3.7 hereto.

     3.8 Litigation. There are no pending actions, suits or proceedings before any court, commission, agency or other administrative authority against or affecting Cabot with respect to the Products or the transactions contemplated by this Agreement, and Cabot is not the subject of any order or decree with respect to the Products other than those of general application.

     3.9 Employee Matters. No employee of Cabot shall become an employee of American as a result of or in connection with this Agreement, and American shall not be obligated to Cabot, any employee of Cabot or any other person under any employee benefit plan of Cabot.

     3.10 Finder's Fee. Cabot has not incurred any obligation of any kind whatsoever to any person for a finder's fee in connection with the transactions contemplated by this Agreement, except to Jerry Hirschberg.

     3.11 Transactional Approvals. No material approval, authorization, order, license or consent of, or registration, qualification or filing with any governmental authority, is required in connection with the execution, delivery or performance by Cabot of this Agreement.

     3.12 No Practices in Violation of Law. To Cabot's knowledge, after due inquiry, Cabot has not engaged and is not now engaging in any act, conspiracy or course of conduct with respect to the Products in violation of any applicable federal or state law, governing

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business practice, and has not received any notice, claim or protest that it is now or has heretofore been so engaged.

     3.13 Governmental and Industrial Approvals. To Cabot's knowledge, after due inquiry, the labeling, packaging and marketing of the products are in compliance with all federal laws and regulations and Cabot has received no communication from any agency of the United States government which would necessitate any changes in the Products or their labeling or packaging.

     3.14. Customers. Schedule 3.14 hereto sets forth a list of all customers (which for the purpose of this Section 3.14 shall include dealers and/or distributors) to whom the Products were sold during the period from January 1, 1996 to the date hereof, and including a description of any discounts or trade.

     3.15 Suppliers. Schedule 3.15 hereto sets forth a list of all vendors and other suppliers from and through whom Cabot has purchased goods and services with respect to the Products during the period from January 1, 1995 through the date hereof, and including a description of applicable discounts. The relationships of Cabot with its vendors and suppliers are good commercial working relationships. Cabot does not have any notice that such vendor or supplier intends to cancel or otherwise modify its relationship with Cabot or to decrease or materially to limit its service, supplies or materials to Cabot and the acquisition of the Assets by American will not adversely affect the relationship of American (as successor to the Business) with any such vendor or supplier.

     3.16 Accounts Payable. All accounts payable of Cabot relating to the Business are set forth on Schedule 3.16.

                 ARTICLE IV.  COMPENSATION AND INDEMNIFICATION

     4.1 Compensation and Indemnification; General. Subject to all of the provisions of this Article IV, Cabot by its execution of this Agreement, hereby agrees to indemnify, defend with counsel reasonably satisfactory to American, save and hold American harmless from and against, and to compensate it for, any and all demands, claims, actions, causes of action, assessments, damages, liabilities, losses, expenses, judgments or deficiencies of any nature whatsoever (including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action or proceeding) received, incurred or sustained by American which shall arise out of or result from (i) any breach of any representation, warranty or covenant (including without limitation those set forth in Article III thereof), or non-fulfillment of any obligation of Cabot under this Agreement or (ii) the failure by any party to comply with any Bulk Sales Law applicable to the transfer of the Assets.

     4.2 Survival of Representations and Warranties. The representations, warranties, covenant and obligations of Cabot set forth in this Agreement shall survive the Closing for one year, except that liability with respect to any representation, warranty,

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covenant or obligation as to which a claim is made within such one year period shall continue until finally determined and paid. Any claim under this Article IV by American must be made by written notice to Cabot within said one year period.

     4.3 Third Party Claims. Should any claims be made or suit or proceeding be instituted against American within the aforesaid one year period of which, if valid or prosecuted successfully, would be a matter for which American is entitled to be defended, held harmless or indemnified under this Article IV (a "Third Party Claim"), American shall notify Cabot in writing concerning the same promptly after the assertion or commencement thereof. Cabot shall control the defense of any Third Party Claim and shall use its best efforts to defeat or minimize any loss resulting from such Third Party Claim. Cabot shall provide American with such information and opportunity for consultation as may be reasonably requested by it. American shall be entitled to participate in the defense of a Third Party Claim and to engage counsel for such purpose. In the event of any dispute regarding the reasonableness of a proposed settlement, the party which will bear the larger financial loss resulting from such settlement will make the final determination in respect thereto, which determination will be final and binding in all involved parties. American shall render all assistance as shall reasonably request in the defense of any Third Party Claim.

     4.4 Compensation and Indemnification by American. American, by its execution of this Agreement, hereby agrees to indemnify, defend, save and hold Cabot harmless from and against, and to compensate it for, any and all demands, claims, actions, causes of action, assessments, damages, liabilities, losses, expenses, judgments or deficiencies of any nature whatsoever (including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action or proceeding) received, incurred or sustained by Cabot which shall arise out of or result from the operation of the Business or sale of the Products by American or the breach by American of its obligations under this Agreement, except as to any claims made under Section 4.1, 4.2 or 4.3.

            ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF AMERICAN

     5.1 Organization and Authority of American. American is a general partnership duly organized, validly existing and in good standing under the laws of the State of California, with full power and authority to own or lease and use its properties and assets, to carry on its business as now conducted, to execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement.

     5.2 No Violation. Neither the execution and delivery by American of this Agreement or other agreements and instruments required by the provisions of this Agreement, nor consummation of the transactions herein or therein contemplated, nor compliance with the terms, conditions and provisions hereof or thereof will conflict with or violate any provisions of law or the partnership agreement of American, or result in a violation of or default in any provision of any regulation, order, writ, injunction or decree of any court or governmental agency or authority or of any agreement or instrument to which

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American or any of its general partners is a party or by which American or any of its general partners is bound or by which American or any of its general partners is subject, or constitute a default thereunder or result in the imposition of any lien, charge, encumbrance or security interest of any nature whatsoever upon any of American's property pursuant to the terms of such agreement or instrument.

     5.3 Authorization. American has full right, power and authority to execute, deliver and perform this Agreement and all other documents contemplated hereby. This Agreement and all other agreements and instruments contemplated hereby which are to be executed by American, when executed and delivered by American, will constitute the valid and legally blinding obligations of American and its general partners, enforceable in accordance with their terms, except as the enforceability of the Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or affecting generally the enforcement of creditors' rights and except as the remedy of specific performance may be unavailable in certain cases.

     5.4 Finder's Fee. Neither American nor any of its general partners has incurred any obligation of any kind whatsoever to any person for a finder's fee in connection with the transactions contemplated by this Agreement.

     5.5 Litigation. There are no pending actions, suits or proceedings before any court, commission, agency or other administrative authority, against or affecting American or any of its general partners, or its business or properties of the business and properties of its general partners which would impair the ability of American to perform its obligation under this Agreement.

          ARTICLE VI.  CONDITIONS PRECEDENT TO AMERICAN'S OBLIGATIONS

     All obligations of American under this Agreement are subject to the fulfillment and satisfaction, prior to as defined or at the Closing, of each of the following conditions, any one or more of which may be waived by American.

     6.1 Delivery of Instruments of Transfer. Cabot shall have delivered to American such duly executed instruments or transfer of the Assets, including trademark assignments, as American or its counsel may reasonably require. Cabot shall have delivered all of the Schedules required by this Agreement and such Schedules shall have been reviewed by American to its satisfaction. Cabot shall have executed and delivered the Escrow Agreement.

     6.2 Opinion of Counsel to Cabot. Cabot shall have delivered to American an opinion dated as of the Closing Date of General Counsel Associates LLP, counsel to Cabot that:

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          (a) Cabot has been duly incorporated and is validly existing and in good standing under the laws of the State of New York.

          (b) Cabot has duly executed and delivered this Agreement and the Escrow Agreement. This Agreement and the Escrow Agreement is the valid and binding obligation of Cabot enforceable in accordance with its terms, except as enforceability of the Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar law as relating to or affecting generally the enforcement of creditors' rights and except as the remedy of specific performance may be unavailable in certain cases.

          (c) Except as disclosed in the Agreement or any Schedule thereto, the execution and delivery by Cabot of the Agreement, the Escrow Agreement and all related agreements, and the consummation of the transactions contemplated thereby do not conflict with or violate any provisions of the Articles of Incorporation or by-laws of Cabot.

     6.3 Non-Competition Agreement. Cabot agrees that for three years after the Closing it shall not directly or indirectly, in any capacity (i) engage in, anywhere in the United States (the "Restricted Area"), the manufacture, research, development, marketing or selling of a product, process or service which competes with a product, process or service of Business on the date hereof, or (ii) render services (including, without limitation, research, development, marketing or sales) to any entity in competition with the Business, in the Restricted Area, and shall not have a financial interest in any such entity. For purposes of this Section 6.3 an entity is "in competition with the Business" if it produces or distributes any product, or performs any service which is directly competitive with the products of the Business on the date hereof. The purchase and ownership by Cabot of an equity interest in any business entity which is in competition with the Business, if the securities so purchased or owned are traded or quoted on the National Association of Securities Dealers Automated Quotation System or on any national stock exchange, shall not in and of itself constitute a violation of this Section 6.3.

           ARTICLE VII.  CONDITIONS PRECEDENT TO CABOT'S OBLIGATIONS

     All obligations of Cabot under this Agreement are subject to the fulfillment and satisfaction, prior to or on the Closing Date, of each of the following conditions, any one or more of which may be waived by Cabot.

     7.1 Delivery of Cash. American shall have delivered to Cabot at the closing sum of Two Million Dollars ($2,000,000) and delivered Five Hundred Thousand Dollars ($500,000) to the client trust account of General Counsel Associates as specified in Section 1.4 hereof. American shall have executed and delivered the Escrow Agreement.

     7.2 Opinion of Counsel of American. American shall have delivered to Cabot at the closing an opinion dated as of the Closing Date of Murray D. Fischer, P.C. of Beverly Hills, California, counsel to American that:

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          (a) American is a valid existing general partnership in good standing under the laws of the State of California.

          (b) American has duly authorized, executed and delivered this Agreement and the Escrow Agreement. This Agreement, the Escrow Agreement and all related agreements are the valid and binding obligations of American and its general partners, enforceable in accordance with their terms, except as enforceability of the Agreement or any other agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors' rights and except as the remedy of specified performance may be unavailable in certain cases.

          (c) The execution and delivery by American of this Agreement and all related agreements, and consummation or the transactions contemplated thereby do not conflict with or violate any provision of the partnership agreement of American.

                 VIII.  BULK SALES COMPLIANCE AND OTHER MATTERS

     8.1 Cabot agrees fully to indemnify and hold American harmless from any and all claims based on the failure of Cabot to comply with any requirement of any bulk sales law. This provision shall survive the Closing.

     8.2 Use of Name. Cabot covenants and warrants that it shall not sell any products, place any advertising, or use any materials bearing the name Clear Perfection, or otherwise use the Clear Perfection name, on or after the date of the Closing, except in connection with returns.

     8.3 Returns. American and Cabot agree that for a period of 90 days following the Closing, Cabot shall be responsible for all Product returns on Products sold prior to the Closing and Cabot shall reimburse any customer the price at which the Product was sold to the customer returning it or reimburse American for any such reimbursement made by American. At the end of each 30 day period during the 90 day period Cabot shall deliver a certificate to the escrow agent designated in the Escrow Agreement stating the dollar amount of the refunds made to customers in connection with such returns during such period and the escrow agent shall release a corresponding amount from the return fund as contemplated in the Escrow Agreement. At the end of each 30 day period during the 90 day period American shall deliver a certificate to the escrow agent designated in the Escrow Agreement stating the dollar amount of the refunds made to, or credits taken by, customers in connection with such returns during such period, which refunds or credits were not reimbursed by Cabot and the escrow agent shall release a corresponding amount from the Returns Fund as contemplated in the Escrow Agreement. During such 90 day period, Cabot may refurbish any returned Products or forward returned Products to American for refurbishing. During such 90 period, American shall purchase from Cabot at customer cost all finished goods returned to it or Cabot less American's reasonable costs of refurbishing such Products. At the end of such 90 day period, American shall be responsible for all

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Product returns, except returns on promotional Products sold by Cabot prior to the Closing.

                              ARTICLE IX.  GENERAL

     9.1 Further Assurances. The parties hereto agree to execute and deliver any and all papers and documents which may be reasonably necessary to carry out the terms of this Agreement. The form and substance of all opinion and other documents hereunder shall be satisfactory in all reasonable respects to Cabot and its counsel and to American and its counsel. From and after the Closing, Cabot agrees that any and all mail or phone calls it receives on behalf of the Products and or assets will be immediately forwarded to American at its California office address and that all inquiries from prospective customers will be directed to American.

     9.2 Entire Agreement. All schedules hereto shall be deemed to be accurate as permitted and incorporated into and made a part of this Agreement. This Agreement, together with the schedules hereto, contains the entire agreement between the parties and there are no agreement, representations or warranties by any of the parties hereto which are not set forth herein. This Agreement may not be amended or revised except by a writing signed by both parties hereto.

     9.3 Binding Effect: Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement and all rights hereunder may not be assigned by American or Cabot, except by prior written consent of the other party.

     9.4 Separate Counterparts. This Agreement may be executed in several identical counterparts, all of which when taken together shall constitute but one instrument, and it shall not be necessary in any court of law to introduce more than one executed counterpart in proving this Agreement.

     9.5 Consistent Accounting. The parties to this Agreement shall consult and cooperate with each other for the purpose of arriving at consistent accounting, tax and reporting treatment, whether public or private, of the transactions contemplated hereby, and for the purpose of preparing and filing all requisite federal, state and local tax returns disclosing the consummation of the transactions contemplated hereunder in a consistent manner.

     9.6 Transactional Costs. Each party to this Agreement shall be responsible for its own legal, accounting and other consulting services, if any, attendant to the negotiation and drafting of this Agreement and to the transactions contemplated by this Agreement.

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     9.7  Notices.  All notices hereunder, to be effective, shall be in writing and shall be personally delivered or mailed by registered or certified mail, postage and fees prepaid, to the party to be notified as follows:

          (I)  If to Cabot:

                                 Cabot Laboratories, Inc,
                                 16160 Caputo Drive, ,
                                 Morgan Hill, California 95037

                                 Attention: President

               With copy to:

                                 General Counsel Associates
                                 1891 Landings Drive
                                 Mountain View, California 94043
                                 Attention: John Montgomery

          (ii) If to American:

                                 Mr. Zvi Ryzman
                                 American International Industries
                                 2220 Gasper Avenue
                                 Los Angeles, CA 90040

               With copy to:

                                 Murray D. Fischer, Esq., P.C.
                                 433 North Camden Drive, Suite 888
                                 Beverly Hills, CA 90210

Unless and until notice of another or different address shall be given as provided herein.

     9.8 Severability. The provisions of this Agreement are severable, and the invalidity of any provision shall not affect the validity of any other provision.

     9.9 Captions. The captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

     9.10 The term "due inquiry" as used throughout this Agreement shall be deemed to mean, in the case of inquiry by Cabot or its counsel, inquiry of appropriate officers of Cabot

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

only, and in the case of such inquiry by American or its counsel, inquiry of appropriate general partners and officers of corporate general partners of American only.

     9.11 Gender. All pronouns used herein shall include both the masculine and feminine gender as the context requires.

     9.12 Governing Law. The execution, interpretation and performance of this Agreement shall be governed by the laws of the State of California.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.


CABOT LABORATORIES, INC.


By: ________________________

Title:  President


AMERICAN INTERNATIONAL INDUSTRIES


By: ________________________

Title:  General Partner

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